Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement, dated October 22, 2003, is between ELECTROGLAS, INC., a California corporation (the “Company”) and KEITH BARNES (“Executive”).

1.	POSITION AND RESPONSIBILITIES

a. Position. Effective October 28, 2003 (“Effective Date”), Executive shall become employed by the Company in the position of Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

b. Chairman of Board of Directors. Executive initially shall serve as Chairman of the Company’s Board of Directors. Executive’s interim service as Chairman shall begin on the Effective Date and continue for a period of at least six (6) months thereafter. After this six-month period ends, but before the nine (9) month anniversary of the Effective Date, the Company’s Board of Directors shall decide upon one of the following options: (A) to recruit an outside Chairman from the industry, (B) to elect one of the outside Board members to serve as Chairman, or (C) to continue with Executive as Chairman.

c. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company. Executive agrees that he will not serve on any outside company boards or community service boards without prior approval by the Company’s Board of Directors. The Company acknowledges that the Board has approved Executive’s service on the following boards: Clarity Visual, Quiktrak, and Portland Family of Funds. Executive will withdraw from the following boards before the end of December 2003: Oregon Growth Account, Vice Chair; University of Portland, Regent.

d. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

2.	COMPENSATION AND BENEFITS

a. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive an initial base salary at the rate of Three Hundred and Ten Thousand Dollars ($310,000) per year (“Initial Base Salary”). This Initial Base Salary reflects the Company’s current pay reduction program. When the Company’s Chief Executive Officer proposes the end of the Company’s pay reduction program, and this proposal is approved by the Board, Executive’s base salary shall revert to Three Hundred and Fifty Thousand Dollars

($350,000) per year. It is anticipated that the pay reduction program will end after two (2) fiscal quarters of positive cash flow. Executive’s Base Salary shall be paid in accordance with the Company’s regularly established payroll practice, less applicable withholdings. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

b. Bonus. Executive shall be eligible for a target incentive bonus of One Hundred and Eighty Thousand Dollars ($180,000) for his first year of employment, based on his achievement of performance targets that shall be determined by the Board of Directors within ninety (90) days of the Effective Date.

c. Stock Options. Subject to Executive’s commencement of service as the Company’s Chief Executive Officer, the Compensation Committee has approved the grant of an option to Executive to purchase five hundred thousand (500,000) shares of the Common Stock of the Company (the “Initial Option Grant”). The exercise price per share of the Initial Option Grant will be the closing price of the Common Stock of the Company on the later of the Effective Date or the actual date Executive commences service as the Company’s Chief Executive Officer. The Initial Option Grant shall be subject to the terms of the Company’s standard form of stock option agreement (except as those terms are modified by this Agreement) and the terms of the Company’s 1997 Stock Incentive Plan under which the Initial Option Grant will be granted. Subject to the terms of such stock option agreement and the 1997 Stock Incentive Plan, the Initial Option Grant shall vest over a four (4) year period, with twenty-five percent (25%) of the shares vesting one year after the Effective Date and 1/36th of the remaining shares vesting on each monthly anniversary of the Effective Date thereafter.

d. Supplemental Stock Option Grant. In addition to the Initial Option Grant and as an inducement to Executive’s commencement of service as Chief Executive Officer, subject to Executive’s commencement of service as the Company’s Chief Executive Officer, the Compensation Committee has approved (and the Board of Directors also has approved) the grant of a supplemental option to Executive to purchase four hundred thousand (400,000) shares of the Common Stock of the Company (the “Supplemental Option Grant”). The exercise price per share of the Supplemental Option Grant will be the closing price of the Common Stock of the Company on the later of the Effective Date or the actual date Executive commences service as the Company’s Chief Executive Officer. The Supplemental Option Grant shall be subject to the terms of a stock option agreement with terms consistent with the Company’s standard form of stock option agreement except as those terms are modified by this Agreement. The Supplemental Stock Option Agreement will not be issued under the Company’s 1997 Stock Incentive Plan. Subject to the terms of such stock option agreement, all of the shares subject to the Supplemental Option Grant shall vest five years after the Effective Date. Notwithstanding the foregoing vesting date, the shares subject to the Supplemental Option Grant will vest prior to the fifth anniversary of the Effective Date (in two equal installments of 200,000 shares each) upon the achievement of certain performance goals to be determined by the Board of Directors within 90 days following the Effective Date.

e. Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated Executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion. These benefits shall include a life insurance policy in an amount not less than Seven Hundred Thousand Dollars ($700,000). Notwithstanding the foregoing, Executive shall be granted on the Effective Date immediate accrual of three (3) weeks of the vacation time for his first year of employment.

f. Temporary Living Expenses. The Company shall reimburse Executive for the actual and reasonable expenses incurred for his own lodging, car rental, meals, and flights to and from Portland, subject to a maximum monthly cap of Six Thousand and Five Hundred Dollars ($6,500). Such reimbursements will be provided until Executive relocates to the Bay Area. Executive agrees to provide documentation of such expenses to the Company as a condition of receiving these reimbursements.

g. Relocation Expenses. Executive agrees that he will relocate to the Bay Area within three (3) years of the date of this Agreement, although the parties agree that Executive will not be required to relocate to the Bay Area until at least two (2) years after the date of this Agreement. The Company shall reimburse Executive for the actual and reasonable expenses incurred in relocating from Portland to the Bay Area. Executive agrees to provide documentation of such expenses to the Company as a condition of receiving this reimbursement.

h. Business Expenses and Travel Arrangements. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines. All business-related travel shall comply with the Company’s standard travel policies.

3.	AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

a. At-Will Termination by Company. The employment of Executive shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, except as provided herein, all obligations of the Company under this Agreement shall cease.

b. Severance. Except in situations where the employment of Executive is terminated by the Company For Cause, By Death or By Disability or by Executive without Good Reason (as defined below), in the event that the Company terminates the employment of Executive at any time, Executive will be eligible to receive severance equal to twelve (12) months of his then-current Base Salary, payable in the form of salary continuation (“Severance Period”), less applicable withholdings. Executive also shall receive any bonus payment that was fully earned but not yet payable at the time of such termination. In addition, Executive also will be eligible to receive (1) continued vesting for the Initial Option Grant and the Supplemental Option Grant during the Severance Period, and (2) paid medical coverage for up to twelve (12) months during the Severance Period, or until he becomes covered by another employer’s medical plan. Executive’s eligibility for the foregoing severance benefits is conditioned on (1) Executive’s execution of a release of claims against the Company, and (2) Executive’s agreement not to compete with the Company; or its successors or assigns, during the Severance Period. If Executive engages in any business activity competitive with the Company or its successors or assigns during the Severance Period, all severance benefits immediately shall cease. Executive shall not be entitled to any severance benefits if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section 4 below) or if Executive’s employment is terminated by Executive without Good Reason (in accordance with Section 5 below). However, should Executive die during the Severance Period, the remaining severance payments will be paid to Executive’s spouse (or, in the case of her death, to Executive’s children or estate).

4.	OTHER TERMINATIONS BY COMPANY

a. Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; or (iv) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. In the event the Company believes that there is Cause to terminate Executive’s employment for Cause, the Company agrees that Executive shall be informed of the conduct with which he is charged and afforded an opportunity to meet with the Board or an appropriately constituted subcommittee of the Board within ten (10) days of this notice for the purpose of contesting the existence or interpretation of the conduct alleged. Except as otherwise provided herein, the Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Employer under law; and thereafter all obligations of the Company under this Agreement shall cease.

b. By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s spouse, children, or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

c. By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

5.	TERMINATION BY EXECUTIVE

a. At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four (4) weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled up through the last day of the notice period. Thereafter all obligations of the Company shall cease.

b. Termination for Good Reason. Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within six (6) months of the event constituting Good Reason and provides the Company with a period of thirty (30) days to cure the Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if effected by the Company without Executive’s consent: (A) an adverse change to Executive’s job title as Chief Executive Officer, (B) a change in Executive’s position as Chief Executive Officer that materially reduces his level of responsibility, (C) a change in Executive’s reporting relationship that results in Executive no longer reporting directly to the Board of Directors, (D) a material adverse change to Executive’s Initial Base Salary, except for reductions that are comparable to reductions generally applicable to similarly-situated executives of the Company, or (E) the Company requires Executive to relocate to the Bay Area within two (2) years of the date of this Agreement. In such event Executive may terminate his employment for Good Reason, in which case Executive will be eligible to severance benefits in accordance with Section 3(b) above.

6.	CHANGE IN CONTROL/CORPORATE TRANSACTION

a. Definitions. For purposes of this Agreement, “Change in Control” and “Corporate Transaction” shall have the same meanings as set forth in the Company’s 1997 Stock Incentive Plan, provided, that if Executive’s employment is terminated by the Company under circumstances giving rise to benefits under Section 3(b) hereof, and the termination occurs after the Company has agreed upon a term sheet or other preliminary document that results in a Corporate Transaction or Change of Control within the Severance Period, the Corporate Transaction or Change of Control shall be deemed to have occurred on the effective date of termination

b. Acceleration of Vesting. In the event of a Change in Control or a Corporate Transaction, the Initial Option Grant and the Supplemental Option Grant shall become fully vested and exercisable. If, in connection with a Change in Control or Corporate Transaction, the acquiring or successor entity assumes the Initial Option Grant and/or the Supplemental Option Grant, Executive shall be given a period of forty-eight (48) months after the termination of his employment, except in situations where Executive’s employment is terminated for Cause or by Executive without Good Reason, during which to exercise the vested portions of the Initial Option Grant and the Supplemental Option Grant (to the extent they are assumed); provided, however, that the Initial Option Grant and the Supplemental Option Grant may not be exercised after the applicable expiration dates of such options. In the event of Executive’s death during the forty-eight (48) month exercise period following a Change in Control or Corporate Transaction, Executive’s right to exercise the options under this provision shall revert to Executive’s spouse at the time of Executive’s death (or, in the case of her death, to Executive’s estate or other person or entity named in any beneficiary designation executed by Executive with respect to the options).

7.	TERMINATION OBLIGATIONS

a. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

b. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company. All such cooperation shall be provided at reasonable consulting rates, and at Company’s expense for any travel or out of pocket costs, and subject to reasonable scheduling accommodations.

8.	OTHER AGREEMENTS

Executive agrees to execute a reasonable confidentiality and proprietary information agreement, and a reasonable arbitration agreement.

9.	AMENDMENTS; WAIVERS

This Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

10.	ASSIGNMENT; BINDING EFFECT

This agreement requires Executive’s personal performance of services, and Executive agrees that he may not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company to a successor entity to substantially all of the Company’s assets or to a successor to the Company by way of merger; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets. This Agreement shall inure to the benefit of and be binding upon Executive and the Company and its successors and assigns.

11.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect.

12.	GOVERNING LAW; INTERPRETATION

This Agreement shall be governed by and construed in accordance with the laws of the State of California. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

13.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to Exhibits A and B, shall survive the termination of employment and the termination of this Agreement.

14.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

15.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Executive Proprietary Information and Inventions Agreement attached as Exhibit A, the Arbitration Agreement attached as Exhibit B, and the Stock Plan and Stock Option Agreement of the Company). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

16.	EXECUTIVE ACKNOWLEDGEMENT

Executive acknowledges he has had the opportunity to consult legal counsel concerning this Agreement, that he has read and understands the Agreement and is fully aware of its legal effect, and that he is entering into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

ELECTROGLAS, INC.:		KEITH BARNES:

By:	/s/ ROBERT J. FRANKENBERG	/s/ KEITH BARNES

Robert J. Frankenberg
Title:	Member of Compensation Committee